Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

Ranger Funds Investment Trust:

We consent to the use of our report dated September 21, 2020 on the financial statements of Ranger Small Cap Fund and Ranger Micro Cap Fund, each a series of Ranger Funds Investment Trust, incorporated herein by reference, and to the references to our firm under the headings Financial Highlights in the Prospectus and Disclosure of Portfolio Holdings, Organization and Management of Wholly-Owned Subsidiary, Independent Registered Public Accounting Firm, and Financial Statements in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

November 25, 2020